Contact: John Lamb VP & CFO 360.697.6626 investors@orminc.com

NEWS RELEASE

FOR IMMEDIATE RELEASE                                Nasdaq:POPE

POULSBO, Wash.
September 6, 2016

POPE RESOURCES ANNOUNCES CHANGE IN BOARD COMPOSITION

Pope Resources (Nasdaq:POPE) today announced the election of Sandy D. McDade to the Board of Directors of the Partnership’s managing general partner, Pope MGP, Inc.. Mr. McDade replaces J. Thurston Roach, who is retiring as a Director after more than 13 years of service due to reaching mandatory retirement age under the Partnership’s governing documents.

“We are delighted to have Sandy join the Board,” said Director Maria M. Pope, “as his extensive transactional and operational experience with the largest public company in our forest products space will be of great help as we endeavor to continue growing the Partnership. At the same time, we acknowledge the loss of Thurston’s voice in the boardroom, which brought to bear on our behalf his extensive forest products experience, gleaned both as an executive officer at Simpson Investment Company and as a board member of other timber and resource companies. Thurston has served as Chair of our Audit Committee since 2005 and his keen business instincts, wisdom, leadership, and financial acumen have been instrumental in our company’s growth.”

Mr. McDade had a 35-year career with Weyerhaeuser Company where he served in a number of senior legal and business leadership roles, rising to the role of Senior VP and General Counsel before retiring in 2014. In addition to his legal work at Weyerhaeuser that focused on corporate transactions, Mr. McDade served as Vice President, Strategic Planning and President of Weyerhaeuser Canada. He received a B.A. degree from Whitman College and his J.D. from Seattle University. Mr. McDade currently serves as a director on several local Seattle corporate and nonprofit boards.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 215,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.